Tri-Tech Holding Announces Results of 2011 Annual General Meeting of Shareholders

Beijing, China – December 2, 2011 – Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and wastewater treatment, industrial safety and pollution control solutions, announced today that the company held its 2011 Annual General Meeting of Shareholders on November 30, 2011 at 9:00 A.M. in Beijing.

The company's shareholders approved all of the following proposals during the meeting:

1. The election of John McAuliffe as a Class I director on the Board of Directors serving a two year term until 2013 and the election of Eric R. Hanson, Peter Dong and Dr. Peiyao Zhang as Class II directors on the Board of Directors serving three year terms until 2014. While Mr. Dong and Dr. Zhang were incumbent directors standing for re-election, Mr. Hanson and Mr. McAuliffe were new additions to the Board of Directors. As a founder of numerous companies and an experienced public company director, Mr. Hanson has an extensive background in public company management. Mr. McAuliffe is a senior banker and financier, and has spent over thirty years helping companies both public and private to achieve their financial goals.

2. The ratification of the appointment of Marcum Bernstein & Pinchuk LLP as the independent auditor to the company for the fiscal year ending December 31, 2011, and,

3. The Company’s 2011 Share Incentive Plan (the “Plan”). The total aggregate number of shares under the Plan is 750,000 shares. Awards may be incentive stock options, nonqualified incentive stock options or share awards. Employees, officers, employee and non-employee directors, consultants, independent contractors and advisors may all be selected by the Compensation Committee to receive awards under the 2011 Plan.

About Tri-Tech Holding Inc.
Tri-Tech designs customized sewage treatment and odor control systems for municipalities and private sectors in China and international markets. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the Chinese government in managing its water resources. The company is also moving into the industrial pollution control market. Tri-Tech owns 27 software copyrights and six technological patents, and employs 300 people. Please visit http://www.tri-tech.cn for more information.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the successful completion of the project referenced herein and other statements concerning plans, objectives, goals, strategies, future events such as project payments, results of marketing efforts or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact:
Mr. Craig T. Stewart
North Coast Advisors Inc.
Rochester, N.Y.
+1 (585) 388-3340
cstewart@ncainc.com